Exhibit (h)(4)(iii)

FORM OF

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 2 to the Amended and Restated Expense Limitation Agreement, dated as of [May 1, 2005], between AXA Equitable Life Insurance Company (“Equitable” or the “Manager”) and AXA Enterprise Multimanager Funds Trust (“Trust”) (“Amendment No. 2”).

The Manager and Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Expense Limitation Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of January 3, 2005 as follows:

1.	New Portfolio. The Manager and the Trust have determined to add the AXA Enterprise Moderate-Plus Allocation Fund to the Agreement on the terms and conditions contained in the Agreement and at the level of the expense limitation applicable to the New Fund as set forth in the attached schedule.

2.	Paragraph 2.1 of the Agreement:

Reimbursement. If in any year in which the Management Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager, pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust, is hereby replaced in its entirety by the Amendment No. 2 to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:		By:
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

AMENDMENT NO. 2

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

	Maximum Annual Operating Expense Limit
Name of Fund	Class A	Class B	Class C	Class Y
AXA Enterprise Multimanager Core Equity Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Growth Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Value Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Mid Cap Growth Fund	1.70%	2.45%	2.45%	1.45%

AXA Enterprise Multimanager Mid Cap Value Fund	1.70%	2.45%	2.45%	1.45%

AXA Enterprise Multimanager International Equity Fund	1.90%	2.65%	2.65%	1.65%

AXA Enterprise Multimanager Technology Fund	1.95%	2.70%	2.70%	1.70%

AXA Enterprise Multimanager Health Care Fund	1.95%	2.70%	2.70%	1.70%

AXA Enterprise Multimanager Core Bond Fund	1.05%	1.80%	1.80%	0.80%

AXA Enterprise Money Market Fund II	0.95%	1.70%	1.70%	0.70%

AXA Enterprise Conservative Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Enterprise Moderate Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Enterprise Moderate-Plus Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Aggressive Allocation Fund	0.90%	1.45%	1.45%	0.45%